Filed pursuant to Rule 424(b)(3)

Registration No. 333-130029

PROSPECTUS SUPPLEMENT NO. 6

to prospectus dated March 16, 2006

Up to 50,728,328 Shares

TELZUIT MEDICAL TECHNOLOGIES, INC.

Common Stock

This prospectus supplement supplements information contained in the prospectus dated March 16, 2006 relating to the offer and sale by the selling shareholders identified in the prospectus of up to 50,728,328 shares of our common stock. This prospectus supplement includes our attached Current Report on Form 8-K, which was filed with the U.S. Securities and Exchange Commission on July 17, 2006.

The information contained in such report is dated as of the date of such report. This prospectus supplement should be read in conjunction with the prospectus dated March 16, 2006, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus dated March 16, 2006, including any supplements or amendments thereto.

Investing in the shares involves risks and uncertainties. See “Risk Factors” beginning on page 8 of the prospectus dated March 16, 2006 and the risk factors included in our Annual Report on Form 10-KSB for the year ended June 30, 2005.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 17, 2006.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2006

TELZUIT MEDICAL TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Commission file number 001-15034

Florida	01-0656115
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer identification no.)

5422 Carrier Drive, Suite 306 Orlando, Florida	32819
(Address of principal executive offices)	(Zip code)

(407) 354-1222

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Reference is made to the material terms and conditions of Mr. Jerry Balter’s employment that are disclosed below under Item 5.02 of this Current Report on Form 8-K.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Departure of Principal Officer

Effective July 11, 2006, Warren D. Stowell has resigned as Telzuit Medical Technologies, Inc.’s (the “Company”) Chief Financial Officer. Mr. Stowell continues to serve as the Company’s President and Chief Executive Officer, and as a member of the Board of Directors.

Appointment of Principal Officer

Jerry Balter has been appointed as the Company’s Chief Financial Officer effective July 11, 2006. Mr. Balter, age 53, has more than 25 years of experience in investment baking. From 2005 to date, Mr. Balter served as the Chief Financial Officer of The Ulysses Group, a business development consulting practice co-founded by Mr. Balter in 1986. From 2004 until 2005, Mr. Balter served as a Managing Director of Punk Ziegel & Company. From 2003 until 2004, he worked as a Managing Director of Aurora Capital, LLC, where he focused his efforts on early stage biotechnology companies. Prior to that, Mr. Balter founded and managed The New Zealand Seed Fund from 1999 until 2003. Mr. Balter received his B.S. in biochemistry from Columbia University and an M.B.A. in finance from New York University.

There are no family relationships among Mr. Balter and any of the Company’s directors or executive officers.

On July 13, 2006, the Company entered into a three-year employment agreement with Mr. Balter (the “Agreement”). Under the terms of the Agreement, Mr. Balter is entitled to receive a salary of $150,000 per annum. In addition, he is entitled to receive a stock option to purchase one million shares of the Company’s common stock at an exercise price of $0.50, subject to a vesting schedule of 25% as of the effective date of the Agreement and 25% at each anniversary thereof. In addition, under the terms of the Agreement, Mr. Balter is entitled to receive (a) heath benefits and coverage; and (b) a monthly car allowance.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Telzuit Medical Technologies, Inc.
(Registrant)

Date: July 17, 2006	By:	/s/ James P. Tolan
James P. Tolan Vice President and Secretary